Exhibit 23.2

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of Greenlane Holdings, Inc. on Forms S-8 (Nos. 333-267202, 333-259211 and 333-231419), Form S-3 (No. 333-257654) and Form S-1 (No. 333-281831) of our report dated March 20, 2025, with respect to our audit of the consolidated financial statements of Greenlane Holdings, Inc. as of December 31, 2024 and for the year then ended, which report is included in this Annual Report on Form 10-K of Greenlane Holdings, Inc. for the year ended December 31, 2024.

/s/ PKF O’Connor Davies, LLP

New York, New York

March 20, 2025